Exhibit 2.1

STOCK ACQUISITION AGREEMENT

This STOCK ACQUISITION AGREEMENT (this “Agreement”), dated as of December 7, 2022, is entered into by and among Optimus Healthcare Services, Inc., a Florida corporation (“Parent”), Optimus Health, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Optimus”), AdhereRx Corporation (d/b/a PainScript), a Delaware corporation (the “Company”) and each of the parties set forth on Exhibit A hereto (each, a “Transferee” and, collectively, the “Transferees”). Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement.

RECITALS

WHEREAS, as of the date hereof Optimus owns all of the issued and outstanding shares of Company Common Stock, being 2,030,165 shares of Company Common Stock in the aggregate (“Company Shares”), which were acquired from the Transferees pursuant to the terms of that certain stock acquisition agreement, dated March 24, 2021, as amended on December 28, 2021 and April 13, 2022 (the “Original Agreement”);

WHEREAS, as of the date hereof, the Transferees collectively own or have the right to acquire an aggregate of 2,000,000 shares of Parent Common Stock (collectively, the “Parent Shares”); and

WHEREAS, Parent and Optimus wish to exchange, transfer and deliver to Transferees, and Transferees wish to acquire from Parent and Optimus, the Company Shares in exchange for the Parent Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1
Acquisition

1.1 Acquisition of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing, the Transferees shall exchange, transfer and deliver the Parent Shares listed on Exhibit A to Optimus, and Optimus shall acquire the Parent Shares from the Transferees, free and clear of all Encumbrances.

1.2 Purchase Price. The purchase price for all of the Parent Shares to be paid by Optimus shall be the transfer of all Company Shares to the Transferees, free and clear of all Encumbrances, pursuant to and in accordance with the terms and conditions of this Agreement.

ARTICLE 2
Closing; Post-Closing

2.1 Closing. The consummation of the exchange of the Parent Shares for the Company Shares pursuant to Article 1 (the “Closing”) shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery), rather than in-person, on the date hereof, or by such other means and/or at such other place, time and date as Parent, Optimus, Company and the Transferees’ Representative may agree. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective at 11:59 p.m. Eastern Standard Time on the Closing Date (the “Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

2.2 Transferee and Company Closing Deliverables. At or prior to the Closing (or by such other date, if any, as indicated in the applicable subsection below), each Transferee or the Company shall deliver to the Parent and Optimus the following:

(a) stock transfer powers and other related documentation, in each case with respect to the Parent Common Stock held by the applicable Transferee, in form and substance reasonably satisfactory to Parent, Optimus and the transfer agent, in each case duly executed by the applicable Transferee;

(b) an amendment to the employment agreement between the Parent, the Company and Daniel Cohen, dated March 24, 2021 (the “Employment Agreement”), whereby Dan Cohen agrees to, among other things: (1) terminate his employment by no later than December 1, 2022, pursuant to paragraph 5.D. of the Employment Agreement; and (2) waive any rights to any bonus that may be due to him pursuant to paragraph 4.C. of the Employment Agreement, in form and substance reasonably acceptable to Parent and Optimus;

(c) an amendment to the employment or consulting agreement of each employee or consultant of Optimus as of the date of this Agreement, in form and substance reasonably acceptable to Parent and Optimus, duly executed by each employee or consultant;

(d) an amendment to the employment or consulting agreement of each employee or consultant of the Company, as of the date of this Agreement, in form and substance reasonably acceptable to Parent and Optimus, duly executed by each employee or consultant;

(e) an amendment to the Original Agreement, in form and substance reasonably acceptable to Parent and Optimus, pursuant to which the parties will agree to terminate the right to any commercial milestones and to terminate the release of 400,000 shares of the Parent’s common stock that were subject to the commercial milestones;

(g) confirmation by the Company that the Scientific Advisory Board Agreements between the Company and Jeffrey Gudin, Charles Argoff, Jay Greenstein, Lynn Webster, Alexander Weingarten and Jeffrey Bettinger have been terminated as of the date of this Agreement; [receipt of executed documentation related to the loan of $200,000 by Parent to Company, in form and substance reasonably acceptable to Parent];

(h) stock transfer powers and other related documentation related to the transfer of 250,000 shares of Parent’s common stock owned by Daniel Cohen to an affiliate of KORR Acquisitions Group, Inc.;

(i) such certificates and documents as may be necessary or appropriate to, as specified by Optimus, change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of Parent or Optimus;

(j) receipt of executed documentation from the board of directors of both Optimus and the Company, in form and substance reasonably acceptable to the Parent, reflecting such management and director changes as agreed upon between Parent and the Company; and

(k) such other documents or instruments as Parent and Optimus reasonably requests and are reasonably necessary to consummate the Transactions.

2.3 Parent and Optimus Closing Deliverables. At the Closing, Optimus shall deliver the following:

(a) to the Transferees, that number of Company Shares equal to the Purchase Price, by issuance of Company Shares in the manner provided in Section 2.4;

(b) $100,000 in cash to the Company, which shall be used to satisfy the specific Indebtedness and accrued compensation owed by the Company and set forth on Schedule 2.3(b);

(c) $200,000 in cash to the Company, as proceeds of the loan described in Section 2.2(g); and

(d) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the Transactions.

2.4 Manner of Payment. The Purchase Price shall be paid to the Transferees as follows: Parent and Optimus shall issue to each Transferee a book entry statement evidencing such Transferee’s Pro Rata Share of the number of Company Shares equal to the Purchase Price (each, a “Share Certificate”) and deliver a Share Certificate to each Transferee at the Closing. Optimus and the Company hereby represent, warrant and covenant that, to its knowledge, no other action shall be necessary to vest title to the Company Shares in each Transferee, and upon delivery of each Share Certificate, the applicable Transferee shall be the sole owner of the corresponding Company Shares.

2.5 Withholding. Optimus or Parent, as applicable, shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Person such amounts as agreed to by the parties that Optimus and/or Parent are required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld by Optimus or Parent, such withheld amounts shall be (a) paid to the appropriate Tax authority and (b) treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Optimus or Parent, as applicable.

2.6 Post-Closing Actions. Not later than three (3) business days after the Closing Date, the Company shall deliver to the Parent and Optimus original certificates representing the equity interests required to be pledged under the security and pledge agreement to be entered into in connection with the loan described in Section 2.2(g) above, accompanied by appropriate transfer powers, duly executed in blank.

ARTICLE 3
Representations and warranties of Optimus and Parent

3.1 Representations and Warranties of Optimus. Optimus hereby represents and warrants to the Company and the Transferees that the statements contained in this Section 3.1 are true and correct on the date hereof:

(a) Organization and Authority of Optimus. Optimus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Optimus has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Optimus is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Optimus of this Agreement and any other Transaction Document to which Optimus is a party, the performance by Optimus of its obligations hereunder and thereunder and the consummation by Optimus of the Transactions have been duly authorized by all requisite corporate action on the part of Optimus. This Agreement has been duly executed and delivered by Optimus, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Optimus enforceable against Optimus in accordance with its terms. When each other Transaction Document to which Optimus is or will be a party has been duly executed and delivered by Optimus (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Optimus enforceable against it in accordance with its terms.

(b) Authority; Board Approval. Optimus has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by Optimus of this Agreement and the other Transaction Documents to which each of them is a party and the consummation by the Optimus of the Transactions have been duly authorized by all requisite corporate action on the part of the Optimus, as applicable, and no other corporate proceedings on the part of Optimus are necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by Optimus and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a legal, valid and binding obligation of Optimus enforceable against Optimus in accordance with its terms. When each Transaction Document to which Optimus is or will be a party has been duly executed and delivered by Optimus (assuming due authorization, execution and delivery by each other party thereto such Transaction Document will constitute a legal and binding obligation of Optimus and/or the Company, as applicable, enforceable against it in accordance with its terms.

(d) No Conflicts; Consent; Filings. The execution and delivery by Optimus of this Agreement and each other Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of Optimus, (ii) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Law or Governmental Order to which Optimus is subject, any provision of any Contract to which Optimus is a party or by which Optimus is subject, or any other restriction of any kind or character to which Optimus or its properties are subject, or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except for such filings as may be required under the Securities Act (or applicable blue sky laws).

(e) Legal Proceedings. There are no Actions pending or, to Optimus’s or Parent’s knowledge, threatened against or by Optimus or any Affiliate of Optimus, including, without limitation, any Actions that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(f) Brokers. Except for such amounts as Optimus shall pay, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any Transaction Document based upon arrangements made by or on behalf of Optimus.

(g) Title to Shares. Optimus is the record and beneficial owner of, and has good and valid title to, the Company Shares, free and clear of all Encumbrances. The Company Shares represent 100% of the ownership interests of Optimus in the Company, and Optimus is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Company Shares (other than this Agreement). Neither Optimus nor Parent has any other debt or ownership interest in any other securities of the Company, except for the debt transaction contemplated by this Agreement. Other than this Agreement, the Company Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Company Shares.

(h) Company Tax Matters. The Company has filed with the appropriate taxing authorities all Tax Returns required to be filed. To the knowledge of Optimus, all such Tax Returns are correct and complete in all material respects. To the knowledge of Optimus, all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Shares or any of the assets of the Company.

3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and the Transferees that the statements contained in this Section 3.2 are true and correct on the date hereof:

(a) Organization and Authority of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the Transactions have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

(b) No Conflicts; Consents. The execution and delivery by Parent of this Agreement and each other Transaction Document, the performance by it of any actions contemplated hereunder or thereunder, and the transfer of Parent Shares in accordance herewith, does not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of Parent, (ii) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Law or Governmental Order to which Parent is subject, any provision of any Contract to which Parent is a party or by which Parent is subject, or any other restriction of any kind or character to which Parent or its properties are subject, or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except for such filings as may be required under the Securities Act (or applicable blue sky laws).

(c) Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(d) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any Transaction Document based upon arrangements made by or on behalf of the Parent.

(e) Company Tax Matters. The Company has filed with the appropriate taxing authorities all Tax Returns required to be filed. To the knowledge of Parent, all such Tax Returns are correct and complete in all material respects. To the knowledge of Parent, all Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Shares or any of the assets of the Company.

ARTICLE 4

Representations and warranties of the Company

The Company hereby represents and warrants to Optimus and Parent that the statements contained in this Article 4 are true and correct on the date hereof:

(a) Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will, constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b) No Conflicts; Consents. The execution and delivery by Company of this Agreement and each other Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of the Company, (ii) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Law or Governmental Order to which the Company is subject, any provision of any Contract to which the Company is a party or by which the Company is subject, or any other restriction of any kind or character to which the Company or its properties are subject, or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except for such filings as may be required under the Securities Act (or applicable blue sky laws).

(c) Legal Proceedings. There are no Actions pending or threatened against or by the Company or any Affiliate of the Company that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(d) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any Transaction Document.

ARTICLE 5
Representations and warranties of the Transferees

Each Transferee hereby represents and warrants to Parent and Optimus that, with respect to such Transferee and such Transferee only, the statements contained in this Article 5 are true and correct on the date hereof:

5.1 Organization. If the Transferee is not a natural person, the Transferee (i) is duly organized, validly existing and in good standing under the laws of the state of its formation and (ii) has all necessary power and corporate authority to carry on its business, and to own or use the properties and assets that it purports to own or use.

5.2 Authority and Enforceability. The Transferee has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which the Transferee is a party has been duly authorized, executed and delivered by the Transferee, and this Agreement constitutes, and each other Transaction Document to which the Transferee is or will be a party when so executed and delivered will constitute, the legal, valid and binding obligations of the Transferee, enforceable against the Transferee in accordance with their terms.

5.3 Title to Shares.

(a) The Transferee is the record and beneficial owner of, and has good and valid title to, the Parent Shares set forth next to the Transferee’s name on Exhibit A, free and clear of all Encumbrances. The Transferee is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Parent Shares (other than this Agreement). The Transferee does not have any other debt or ownership interest in any other securities of the Company.

(b) Other than this Agreement, the Parent Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Parent Shares.

5.4 No Conflict. The execution and delivery by the Transferee of this Agreement and each other Transaction Document, and the performance by the Transferee of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of the Transferee (as applicable), (ii) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Law or Governmental Order to which the Transferee is subject, any provision of any Contract to which the Transferee is a party or by which the Transferee is subject, or any other restriction of any kind or character to which the Transferee or the Transferee’s properties are subject, or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except for such filings as may be required under the Securities Act (or applicable blue sky laws).

5.6 Legal Proceedings. There are no Actions pending or, to the Transferee’s knowledge, threatened against or by the Transferee or any of his Affiliates or Related Persons that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

5.7 Investment Representations.

(a) The Company Shares that the Transferee will acquire pursuant hereto will be acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws.

(b) The Transferee understands that the Company Shares have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration becomes or is available. The Transferee will not distribute any of the Company Shares in violation of the Securities Act or any applicable state securities laws.

(c) The Transferee understands that there is no established market for the Company Shares, and it is not anticipated that there will be any public market for the Company Shares in the foreseeable future and, accordingly, that it may not be possible for the Transferee to liquidate its investment readily and it may be necessary to hold the investment for an indefinite period.

(d) (i) The Transferee is financially able to hold the Company Shares for long-term investment, (ii) the Transferee recognizes that there are substantial risks involved in the acquisition of the Company Shares, including risk of loss of the entire amount of such investment, and (iii) the Transferee can bear the economic risk of the acquisition of the Company Shares and the loss of the entire amount of the investment.

(e) The Transferee confirms that it (i) is familiar with the Company and its respective Affiliates, (ii) has been given the opportunity to ask questions of the officers and directors of the Company and to obtain (and has received to the Transferee’s satisfaction) such information about the business and financial condition of the Company as the Transferee has reasonably requested and (iii) has such knowledge and experience in financial and business matters that the Transferee is capable of evaluating the merits and risks of acquiring the Company.

(f) In formulating a decision to acquire the Company Shares, the Transferee (i) has relied solely upon an independent investigation of the Company and upon consultations with the Transferee’s legal and financial advisors with respect to this Agreement and the nature of this investment and (ii) has not relied on any oral or written representations or warranties of the Parent or Optimus.

(g) The Transferee is an accredited investor within the meaning of Regulation D under the Securities Act.

ARTICLE 6
Covenants

6.1 Confidentiality.

(a) From and after the Closing, the Company and each Transferee shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Parent, Optimus or the other Group Companies (“Confidential Information”), except to the extent that the Transferee can show that such information (a) is generally available to and known by the public through no fault of the Transferee, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Transferee, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Transferee or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Transferee shall promptly notify Parent and Optimus in writing and shall disclose only that portion of such information which the Transferee is advised by its counsel in writing is legally required to be disclosed, provided that the Transferee shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such treatment.

(b) From and after the Closing, Parent and Optimus shall, and shall cause its and their Affiliates to, hold, and shall use its and their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company and each Transferee, including, without limitation, any and all Company Intellectual Property (“Confidential Information”), except to the extent that Parent and Optimus can show that such information (a) is generally available to and known by the public through no fault of Parent, Optimus, or any of its or their Affiliates or Representatives; or (b) is lawfully acquired by Parent, Optimus, or any of its or their Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Company, Parent, or any of its or their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, they shall promptly notify Company and the affected Transferee in writing and shall disclose only that portion of such information which Parent and Optimus are advised by its counsel in writing is legally required to be disclosed, provided that Company and Parent shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such treatment.

6.2 Company Intellectual Property. Notwithstanding anything to the contrary, Parent and Optimus, jointly and severally, hereby represent, warrant and covenant to the Company and each Transferee:

(a) The Company is the sole and lawful owner of all Confidential Information of the Company, including, without limitation, all Company Intellectual Property, free and clear of any and all Encumbrances;

(b) As of Closing, all Confidential Information of the Company, including without limitation, all Company Intellectual Property, is in the sole possession of the Company;

(c) Notwithstanding the immediately preceding subsection (b), to the extent Parent and Optimus retain any tangible embodiments of any Confidential Information of the Company, including any and all copies thereof, Parent and Optimus (a) hereby certify, jointly and severally, that as of Closing they have destroyed such tangible embodiments and copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by Optimus, Parent, or any of its or their Affiliates or Representatives, that contain, incorporate or are derived from such Confidential Information, and (b) shall immediately cease, and shall cause its and their Affiliates and Representatives to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information.

(d) To the knowledge of Parent and Optimus, there are no claims of infringement with respect to any Confidential Information of the Company, including, without limitation, any Company Intellectual Property;

(e) To the extent that any right, title, or interest in and to any Confidential Information of the Company, including, without limitation, any Company Intellectual Property should accidentally or by operation of law be deemed to be in Parent, Optimus, or any of its or their Affiliates or Representatives, Parent and Optimus shall, and shall cause its Affiliates and Representatives to perform any acts that may be reasonably necessary to transfer ownership of any right, title, and interest in such Confidential Information to the Company, including but not limited to the execution of further written assignments, and shall use reasonable efforts to assist the Company and its Representatives in securing intellectual property protection therefore in the United States and foreign countries;

(f) Parent and Optimus shall not, and shall cause its and their Affiliates and Representatives not to (i) reproduce, prepare derivative works based upon, distribute copies of, perform, display, make, use, sell or transfer any Confidential Information of the Company, including, without limitation, any Company Intellectual Property, except as otherwise specified in this Agreement, or (ii) reverse-engineer, disassemble or decompile any Confidential Information of the Company, including, without limitation, any Company Intellectual Property.

6.3 Non-competition; Non-solicitation.

(a) For a period of three (3) years following the Closing, the Company and each Transferee holding over 10% of the issued and outstanding Company Shares after Closing and identified on Exhibit A annexed hereto agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, through any Person or any Affiliate thereof, entity or contractual arrangement:

(i) engage in the Parent Business anywhere in the world (the “Restricted Territory”), it being acknowledged by the Transferees that the Parent, Optimus and the other Group Companies engage in the Parent Business throughout the Restricted Territory;

(ii) acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock or other equity ownership in, any business or Person that engages in the Parent Business anywhere in the Restricted Territory;

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Parent Business to cease doing business with Parent, Optimus or any other Group Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Parent, Optimus and any other Group Companies; or

(iv) solicit, offer employment to or hire any individual that is an employee or consultant of Parent or a Group Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee or consultant of parent or a Group Company to leave the employ of such Parent or Group Company; provided, however, that nothing in this Section shall prohibit any such party from: (A) using general solicitations (including through search firms) not targeted at employees of the Parent or Group Companies, or employing any person who responds to such solicitation; (B) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party, (C), soliciting any person who has left the employment of the Parent or Group Companies at least six (6) months prior to such party soliciting such person, or (D) hiring or otherwise engaging any Person who as of Closing is an employee or independent contractor of the Company, or who as of Closing regularly performs services for or on behalf of the Company

Notwithstanding the foregoing, nothing in this Section shall prevent a Transferee from owning up to five percent (5%) of any of the debt or equity securities of any private business organization or a business organization that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that, in each case, such Transferee shall not have any active participation or management authority in connection with the business of such business organization.

(b) The Company and each Transferee acknowledges that if it breaches any obligation under this Section, the Parent and Optimus will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate, and the Transferee therefore agrees that upon such breach or threatened breach, the Parent and Optimus shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the other party from violating any such provision. This Section shall not be construed as an election of any remedy, or as a waiver of any right available to the Parent and/or Optimus under this Agreement or the Law, including the right to seek damages for a breach.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Company’s and each Transferee’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Parent and Optimus the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section because taken together they are more extensive than necessary to assure to the Parent and Optimus the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

6.4 Parent and Optimus Non-competition; Non-solicitation.

(a) For a period of three (3) years following the Closing, the Parent and Optimus agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, through any Person or any Affiliate thereof, entity or contractual arrangement:

(i) engage in the Company Business or any segment thereof anywhere in the world (the “Restricted Territory”), it being acknowledged by the Parent and Optimus that the Company engages in the Company Business throughout the Restricted Territory;

(ii) acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock or other equity ownership in, any business or Person that engages in the Company Business or any segment thereof anywhere in the Restricted Territory;

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(iv) solicit, offer employment to or hire any individual that is an employee or consultant of the Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee or consultant of the Company to leave the employ of the Company; provided, however, that nothing in this Section shall prohibit any such party from: (A) using general solicitations (including through search firms) not targeted at employees of the Company, or employing any person who responds to such solicitation; (B) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party or (C) soliciting any person who has left the employment of the Company at least six (6) months prior to such party soliciting such person.

Notwithstanding the foregoing, nothing in this Section shall prevent the Parent and Optimus from owning up to five percent (5%) of any of the debt or equity securities of any private business organization or a business organization that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that, in each case, the Parent and/or Optimus shall not have any active participation or management authority in connection with the business of such business organization.

(b) Parent and Optimus each acknowledge that if it breaches any obligation under this Section, the Company and each Transferee will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate, and the Parent and Optimus therefore agrees that upon such breach or threatened breach, the Company and each Transferee shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the other party from violating any such provision. This Section shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the Law, including the right to seek damages for a breach.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Parent’s and/or Optimus’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the Company and the Transferees the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

6.5 Non-Disparagement.

(a) Company and each Transferee shall not disparage the Parent, Optimus, the Group Companies or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Parent, Optimus, the Group Companies or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b) Parent and Optimus shall not disparage the Company, any Transferee, or any of its or their Affiliates or Representatives in any way that could adversely affect the goodwill, reputation or business relationships of the Company, any Transferee, or any of its or their Affiliates or Representatives, with the public generally, or with any of their customers, suppliers or employees.

6.6 Approvals and Consents.

(a) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Parent and Optimus shall, at its sole expense, subsequent to the Closing, cooperate with the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Parent and Optimus shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Parent and/or Optimus provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(b) The Company and each Transferee hereby waives all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that the Company or the Transferee (as applicable) may have, as well as any restrictions on the transfer of the Shares, in each case under the Company’s organizational documents or otherwise with respect to the transactions contemplated hereby.

(c) Parent and Optimus each hereby waives all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that the Company or the Transferee (as applicable) may have, including compliance with Section 7.2 of that certain Stock Acquisition Agreement, dated March 24, 2021, by and between the Parent, Optimus, the Company and the Transferors, as well as any restrictions on the transfer of the Shares, in each case under the Company’s organizational documents or otherwise with respect to the transactions contemplated hereby.

6.7 Releases.

(a) The Company and each Transferee, on behalf of itself and its Affiliates, and their respective successors and assigns and Representatives (collectively, the “Company Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Parent, Optimus, each Group Company, and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Optimus Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which the Transferee or any other Company Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Group Companies and the other Optimus Released Parties, on the one hand, and the Transferee and the other Company Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Company Released Claims”); provided, however, that the Company Released Claims shall not include any of the terms, conditions or other provisions or obligations of Parent or Optimus, or any of their Affiliates or Representatives under this Agreement or the other Transaction Documents.

(b) Parent and Optimus, each on its own behalf and on behalf of its Affiliates, and their respective successors and assigns and Representatives (collectively, the “Optimus Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, the Company, each Transferee, and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Company Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which Parent, Optimus or any other Optimus Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Company Released Parties, on the one hand, and Parent, Company and the other Optimus Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Optimus Released Claims”); provided, however, that the Optimus Released Claims shall not include any of the terms, conditions or other provisions or obligations of Company or any Transferee under this Agreement or the other Transaction Documents.

(c) Each party acknowledges that the Laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each party acknowledges that such provisions are designed to protect a party from waiving claims which he/it does not know exist or may exist. Nonetheless, each party agrees that, effective as of the Closing Date, each such party and its related releasors shall be deemed to waive any such provision.

(d) Each party further agrees that it shall not, nor permit any its Affiliates or Representatives to: (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any claims released under this Section 6.7, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

6.8 Publicity; Transaction Disclosure.

(a) Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as approved in writing by the other parties (such approval not to be unreasonably withheld, conditioned or delayed); provided, that if such announcement is required by Law, a party may make any such announcement, release or similar publicity without the consent of the other party, provided that the disclosing party shall use commercially reasonable efforts to provide, to the extent practicable and legally permitted, the other party a reasonable opportunity to review and comment on the content of such announcements in advance (it being understood that the other party shall not have any right to prevent the disclosing party from making such announcements).

(b) None of (i) the Company, any Transferee or any of their respective Affiliates or any of their respective Representatives shall (except with the prior written consent of Optimus or as permitted by this Agreement) and (ii) Parent, Optimus or any of its Affiliates or Representative shall (except with the prior written consent of the Company or as permitted by this Agreement) disclose to any Person: (A) the fact that any confidential information of the Company has been disclosed to Optimus or its Representatives, or that any confidential information of Parent or Optimus has been disclosed to the Company or the Transferees or (B) any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated hereby or the related documents (including this Agreement); provided that the foregoing obligation of the Company, the Transferees or Optimus (or any of their respective Affiliates or Representatives) shall not prohibit disclosure of any such information (1) if required by applicable Law; (2) as required in order to fulfill such party’s obligations under this Agreement; (3) to a financial, legal or accounting advisor for the purpose of advising in connection with the transactions contemplated by this Agreement and the other Transaction Documents (provided, that such advisor is made aware of and directed to comply with the provisions of this Section, (4) to the extent that the information has been made public by, or with the prior consent of, Optimus (with respect to disclosures by the Group Companies, a Transferee or their respective Affiliates or Representatives) or the Company (with respect to disclosures by Optimus or its Affiliates or Representatives) or (5) in connection with any Action with respect to this Agreement or any other Transaction Documents; and provided, further, that in the event any of the Company, a Transferee, the Parent or Optimus is required by Law to disclose any such information, such Person shall promptly notify Optimus (with respect to disclosures by the Group Companies or a Transferee) or the Company (with respect to disclosures by Optimus) in writing to the extent permitted by Law, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall reasonably cooperate with Optimus or the Company, as applicable (at such Person’s expense) to preserve the confidentiality of such information consistent with applicable Law.

6.9 Litigation Support. Following the Closing, in the event and for so long as the Company is actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving any Group Company, each of the Parent and Optimus will cooperate with it and its counsel in the contest or defense and provide such testimony and access to the Parent’s and/or Optimus’ books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Group Companies (unless the Parent and/or Optimus is entitled to indemnification therefor hereunder).

6.10 Customer and Other Business Relationships. After the Closing, each of the Parent and Optimus shall cooperate with the Company in its efforts to continue and maintain for the benefit of the Company those business relationships of the Company existing prior to the Closing, including relationships with customers, suppliers, employees, regulatory authorities and licensors. After the Closing, each of the Parent and Optimus will, and will cause its Affiliates to, refer to the Company all inquiries relating to the Company.

6.11 Cooperation on Tax Matters. Optimus and Parent will cooperate with the Company and its Representatives in connection with the filing and preparation of Tax Returns of the Company after Closing and any claim related thereto. Such cooperation will include the retention and (upon the Company’s request) the provision of records and information that are reasonably relevant to any such Tax Return or claim and making employees available on a mutually convenient basis to provide additional information and explanations. Optimus and Parent will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

6.12 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

ARTICLE 7
Indemnification

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the one-year anniversary of the Closing Date (the “General Survival Period”). All covenants and agreements of the parties contained herein and any statement contained in any certificate delivered pursuant hereto shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2 Indemnification By the Transferees. Subject to the other terms and conditions of this Article 7, each Transferee, severally and not jointly with any other Transferee, shall indemnify and defend each of Parent, Optimus and their respective Affiliates (including the Group Companies) and their respective Representatives (collectively, the “Optimus Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that are or may be incurred or sustained by, or imposed upon, the Optimus Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) an inaccuracy in or breach of any representation or warranty made by such Transferee in Article 5 of this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Transferee pursuant to this Agreement

7.3 Indemnification By the Company. Subject to the other terms and conditions of this Article 7, the Company shall indemnify and defend the Optimus Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that are or may be incurred or sustained by, or imposed upon, the Optimus Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) an inaccuracy in or breach of any representation or warranty made by the Company in Article 4 of this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement; and

(c) any Indebtedness outstanding as of Closing; and a claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of the Company involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Closing

7.4 Indemnification By Optimus and Parent. Subject to the other terms and conditions of this Article 7, Optimus and Parent, jointly and severally, shall indemnify and defend the Company and the Transferees and their respective Representatives (collectively, the “Transferee Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that are or may be incurred or sustained by, or imposed upon, the Transferee Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) an inaccuracy in or breach of any of the representations or warranties of Optimus or Parent contained in Article 3 of this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by Optimus or Parent pursuant to this Agreement.

7.5 Certain Limitations. The indemnification provided for in Section 7.2, Section 7.3 and Section 7.4 shall be subject to the following limitations:

(a) No party shall be liable to any other party or Person until the aggregate amount of all Losses in respect of indemnification under the applicable Section exceeds $25,000 (the “Basket”), in which event the indemnifying party shall be liable for all Losses in respect of indemnification under said Section in excess of the Basket.

(b) Except as provided in subsection (c) of this Section 7.5, (i) the total, aggregate amount of all Losses for which the Transferees shall be liable pursuant to Section 7.2(a) shall not exceed $250,000 (the “Cap”); (ii) the total amount of all Losses for which the Company shall be liable pursuant to Section 7.3(a) shall not exceed the Cap; and (ii) the total amount of Losses for which Optimus and Parent shall be liable pursuant to Section 7.4(a) shall not exceed the Cap.

(c) Notwithstanding anything to the contrary, neither the Basket nor the Cap shall apply to any indemnification claims based upon, arising out of, with respect to, relating to or by reason of (i) fraud, (ii) intentional misrepresentation, (iii) intentional breach, (iv) any claim with respect to Taxes, or (v) a breach of any of the provisions set forth in Section 6.1 through Section 6.7 of this Agreement.

7.6 Indemnification Procedures. The party making a claim under this Article 7 is referred to as the “Indemnified Person”, and the party against whom such claims are asserted under this Article 7 is referred to as the “Indemnifying Person”.

(a) Third Party Claims.

(i) Notice. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party or an Affiliate of a party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.

(ii) Right to Defend. Upon receipt of the notice, the Indemnifying Person will have the right to defend the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person, provided, that (i) within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim the Indemnifying Person acknowledges in writing to the Indemnified Person its unqualified obligation to indemnify the Indemnified Person as provided hereunder; provided, further, that, if after the Indemnifying Person acknowledges its unqualified obligation to indemnify the Indemnified Person and assumed the defense of such Third Party Claim, (A) new allegations or claims are asserted as part of such Third Party Claim, or (B) the original Third Party Claim is otherwise amended in a manner that materially increases the indemnification obligations of the Indemnifying Person under such Third Party Claim (including by reason of new facts having been discovered or being alleged), then, in each such case, the Indemnifying Person shall either (I) notify the Indemnified Person of such changes to the original Third Party Claim, within fifteen (15) days of such changes, and turn over the defense of the Third Party Claim to the Indemnified Person, in which case the Indemnifying Person shall be deemed not to have acknowledged its obligation to indemnify the Indemnified Person (except to the extent all or any portion of the original Third Party Claim has already been determined, compromised or settled), or (I) continue to defend such Third Party Claim, in which case the Indemnifying Person shall be deemed to have acknowledged its obligation to indemnify the Indemnified Person with respect to such Third Party Claim as so changed, (ii) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, (iv) the Third Party Claim has a reasonable likelihood of resulting in indemnifiable Losses that would result in the Cap being exceeded or does not have a reasonable likelihood of resulting in indemnifiable Losses that would result in the Basket being exceeded; or (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Person or have a material adverse effect on the Indemnified Person, (vi) the Third Party Claim does not involve a supplier, customer, distributor, licensor, licensee, lessor or insurer of the Company or any Affiliate thereof or a Governmental Authority, (vii) the Third Party Claim does not involve a class action lawsuit and (viii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Person will keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Person to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (A) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (B) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to Section 9.5(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Transferees and Optimus shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Person shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it is not defending such Third Party Claim. If the Indemnifying Person is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Person unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Person, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Person, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Person, and (C) provides, for the complete, final and unconditional release of each Indemnified Person and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Person.

(b) Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

7.7 No Circular Recovery. No Transferee may seek indemnification under the Governing Documents from any Group Company for any matter for which it has an indemnification obligation hereunder.

7.8 Materiality. For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty, covenant or agreement contained herein, and for purposes of determining whether such a breach has occurred, the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications.

7.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes by the parties as an adjustment to the Purchase Price, unless otherwise required by Law.

7.10 Effect of Investigation and Waiver. Each party hereby agrees that its representations, warranties and covenants (and any related conditions to Closing) shall not be affected or deemed waived by reason of the fact that any other party knew or should have known that such representations, warranties and covenants is or may be inaccurate or may have been breached, unless the other party expressly agreed in a writing delivered prior to the date hereof to waive such inaccuracy or breach.

7.11 Exclusive Remedies. Subject to Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation, criminal activity or willful misconduct.

7.12 Separate Bases for Claim. If any party hereto has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

7.13 Third Party Beneficiaries. Each Optimus Indemnitee and Transferee Indemnitee that is not a party to this Agreement shall be an express third party beneficiary of this Article with the right to directly enforce the provisions thereof.

ARTICLE 8
Miscellaneous

8.1 Expenses. Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys’ and accountants’ fees and expenses unless otherwise expressly provided herein.

8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission by the transmitting equipment) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Transferees or the Company:	6218 Georgia Ave., N.W., #5080, Washington, DC 20011 Attn: Dan Cohen Email: dlc@painscript.com with a copy (which shall not constitute notice) to:

Culhane Meadows PLLC

1701 Pennsylvania Ave., N.W.

Suite 200

Washington, D.C. 20004
Attention: Ernest Stern, Esq.
Email: estern@cm.law

and

Paley Rothman

4800 Hampden Lane, 6th Floor

Bethesda, MD 20814

Attention: Kevin D’Anna, Esq.

Email: kdanna@paleyrothman.com

If to Parent or Optimus:	c/o Optimus Healthcare Services, Inc. 1400 Old Country Road, Suite 304 Westbury, NY 11590 Attention: Cliff Saffron, CFO and General Counsel Email: csaffron@theoptimushealthcare.com with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton, LLP
30 Rockefeller Plaza, 38th Floor
New York, New York 10112
Attention: Richard Friedman, Esq.

   Stephen A. Cohen, Esq.

Facsimile:  (212) 653-8701
Email: rafriedman@sheppardmullin.com

    scohen@sheppardmullin.com

8.3 Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person, (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise, (i) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date of this Agreement, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (k) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (l) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (m) references to “day” means calendar days unless Business Days are expressly specified, (n) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (o) references to a party means a party to this Agreement, (p) references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto, (q) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and (r) a reference to a list, or any like compilation (whether in the Schedules to this Agreement or elsewhere), means that the item referred to is complete and correct. All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document. Unless expressly provided otherwise, any approval or consent required to be given by a party in this Agreement shall be given or withheld by such party in its sole discretion. The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

8.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

8.5 Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Optimus shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Optimus, provided further that such assignment shall not relieve Optimus of any of its obligations hereunder, (b) in connection with the sale of all or any substantial portion of the assets of Optimus or one or more Affiliates of Optimus or (c) for collateral security purposes to any lender providing financing to Optimus. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

8.7 No Third-Party Beneficiaries. Except as provided in Section 7.13, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.9 Governing Law. This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the internal Laws of the State of New York without reference to such state’s or any other jurisdiction’s principles of conflicts of law.

8.10 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any Action against Parent, Optimus, the Group Companies, the Company or any Transferee arising out of, or with respect to, this Agreement or any Governmental Order entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of New York (the “Designated Courts”), and such parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Action. Each party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party in accordance with the addresses set forth in Section 7.2 shall be effective service of process for any Action brought against such party in any such court.

(b) In addition, each of Parent, Optimus, the Company and the Transferees hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any Designated Court or any Governmental Order entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Action brought in the Designated Courts has been brought in an inconvenient forum.

(c) EACH of PARENT, OPTIMUS, THE COMPANY AND THE TRANSFEREES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.12 Counterparts; Effectiveness. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“PARENT”

OPTIMUS HEALTHCARE SERVICES, INC.

By:	/s/ Cliff Saffron
Name:	Cliff Saffron
Title:	General Counsel

“OPTIMUS”

OPTIMUS HEALTH, INC.

By:	/s/ Marc Wiener
Name:	Marc Wiener
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“COMPANY”

AdhereRx Corporation
(d/b/a PainScript)

By:	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	CEO

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“TRANSFEREES”

/s/ Bruce Kehr
Bruce Kehr, M.D., individually

/s/ Scott Cashon
Scott Cashon

/s/ Daniel Cohen
Daniel Cohen

CONTEMPORARY PSYCHIATRIC SERVICES - BRUCE ALAN KEHR, M.D., P.A. (D/B/A POTOMAC PSYCHIATRY)

By:	/s/ Bruce Kehr
Name:	Bruce Kehr, M.D.
Title:	President

/s/ Rhonea Friedman
Rhonda Friedman

/s/ Rick Van Den Toorn
Rick Van Den Toorn

Catherine Morra Revocable Trust

By:	/s/ Catherine Morra Revocable Trust
Name:	Catherine Morra
Title:	Trustee

Estate of Phil Gross

By:	/s/
Name:	Estate of Phil Gross
Title:	Executor to the estate of Phil Gross

BEAR CREEK CAPITAL, LLC

By:	/s/ Raymond H. Oliver
Name:	Raymond H. Oliver
Title:	MGRM

/s/ Paul Romness
Paul Romness

PROLIFICS, INC.

By:	/s/ Biju Nair
Name:	Biju Nair
Title:	Chief Financial Officer

/s/ Chris Bennett
Chris Bennett

ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

Term:	Section:
Optimus	Preamble
Optimus Indemnitees	7.2
Agreement	Preamble
Basket	7.5(a)
Cap	7.5(a)
Closing	2.1
Closing Date	2.1
Company	Preamble
Direct Claim	7.6(b)
General Survival Period	7.1
Indemnified Person	7.6
Indemnifying Person	7.6
Purchase Price	1.2
Restricted Territory	6.3(a)(i)
Securities Act	5.7(a)
Shares	Recitals
Transferee Indemnitees	7.4
Transferees	Preamble

“Action” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, complaint, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), audit, probe or inquiry by any Governmental Authority or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Annex A

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Company Business” Software as a service to patients and healthcare professionals using Remote Patient Monitoring and other CPT codes, including, without limitation, CPT codes 99453, 99454, 99457, 99458, and any additional or successor codes that may be adopted from time to time by the Centers for Medicare and Medicaid Services (CMS) for chronic care management under a personalized digital platform for opioid / substance use disorder, and/or any other acute or chronic disease, state or illness.

“Company Common Stock” shall mean shares of common stock of the Company, par value $0.001 per share.

“Company Intellectual Property” means all software (including, without limitation, all source and object code), patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted. Without limiting the generality of the foregoing, Company Intellectual Property shall include the PainScript software.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify only (i) the corresponding Section of this Agreement, (ii) any other Section of this Agreement to which such disclosure makes express reference or (iii) any other Section of this Agreement to the extent the relevance of the information disclosed in such Section in the Disclosure Schedule to such other Section is readily apparent on its face. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

Annex A

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person will be deemed to own a property or asset subject to an Encumbrance if it holds such property or asset subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means with respect to any Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if a trust, the instrument governing the trust, (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means, collectively, the Parent and each of its Subsidiaries upon execution of this Agreement.

“Indebtedness” means the following obligations: (a) all indebtedness or other obligations of the Company for borrowed money, whether current, short-term or long-term, secured or unsecured, including all notes (convertible or otherwise) or similar instruments, overdrafts and negative cash balances; (b) all indebtedness of the Company for the deferred purchase price for purchases of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (whether earn-outs, indemnity payments, non-compete payments, consulting payments, retention bonuses, severance payments or other similar payments, or otherwise; in each case whether contingent or not and valued at the maximum amount thereof) except any trade payable incurred in the Ordinary Course of Business that is treated (in its entirety) as a current account payable under GAAP; (c) all lease obligations of the Group Companies under leases that have been or should be capitalized in accordance with GAAP; (d) the aggregate face amount of all outstanding letters of credit issued on behalf of the Company; (e) all obligations of the Company arising under acceptance facilities; (f) all guaranties, endorsements and other contingent obligations of the Company to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (g) all obligations of the Company under any interest rate protection, foreign currency exchange, or other interest or exchange rate swap or hedging agreement or arrangement, or other derivative product; (h) all obligations secured by an Encumbrance upon any assets or properties of the Company; (i) all outstanding or held checks, money orders or similar instruments of the Company as of the Closing; (j) all Liabilities of the Company pursuant to any phantom equity plan or Liabilities with respect stock appreciation or similar rights or arising from non-qualified deferred compensation arrangements, plans or policies or other forms of deferred compensation arrangements; (k) any other Liabilities, contingent or otherwise, that, in accordance with GAAP, should be classified upon the balance sheet of the Company as indebtedness; (l) all “withdrawal liability” of the Company to a “multiemployer plan” as such terms are defined under ERISA, (m) all indebtedness referred to in clauses (a) through (l) above of any Person other than a Group Company that is guaranteed by the Company; (n) declared but unpaid distributions; and (o) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of any such foregoing obligation.

Annex A

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or other administrative law, constitution, common law principle, ordinance, code, statute, judgment, injunction, decree, order, rule, statute or governmental regulation, or “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, (b) any binding judicial or administrative interpretation of any of the foregoing, (c) the terms and conditions of any agreement relating to any Group Company with a Governmental Authority, (d) the terms and conditions of any certification relating to any Group Company to any Governmental Authority, (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder, (f) any rules, regulations, orders, decrees, consents, or judgments of any regulatory agency, stock exchange or similar self-regulatory organization, court or other Person, or (g) any applicable requirements associated with any Permits.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” means any and all claims, damages, decline in value, judgements, Liabilities, losses (including, without limitation, punitive, exemplary, consequential or indirect damages and liabilities of any kind), lost profits, penalties, settlement payments, arbitration awards, taxes and costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims or enforcing rights to indemnification hereunder) and the cost of pursuing any insurance providers in each case whether or not arising out of Third Party Claims; provided, however, that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any development, event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Group Companies, taken as a whole, or (b) the ability of any Transferee or the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Group Companies operate; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Group Companies compared to other participants in the industries in which the Group Companies operate.

Annex A

“Ordinary Course of Business” of a Person means an action taken by such Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. No violation of Law or Contracts shall be deemed in the Ordinary Course of Business.

“Parent Business” means, through its operating subsidiaries, healthcare related businesses, dedicated to (1) advancing access to clinical trial research; and (2) improving and simplifying access to vaccines, to the extent such businesses are conducted by such operating subsidiaries as of the date of Closing.

“Parent Common Stock” shall mean shares of common stock of the Parent, par value $0.0001 per share.

“Permits” means all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pro Rata Share” means, with respect to a Transferee, the percentage set forth on Exhibit A opposite such Transferee’s name under the heading “Pro Rata Share”.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Subsidiary” means, with respect to any Person, any other Person of which (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP as of such date, (b) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Transaction Documents” means, in addition to this Agreement, with respect to a party, all agreements, certificates and other instruments to be delivered by such party in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

Annex A

EXHIBIT A

TRANSFEREES, SHARES AND PRO RATA SHARES

Transferee	Number and Class of Parent Shares	Number and Class of Company Shares

Exhibit A